Exhibit 99.1

HORIZON LINES, INC. APPOINTS CHARLES G. RAYMOND CHAIRMAN

CHARLOTTE, N.C., Oct. 27 – Horizon Lines, Inc. (NYSE: HRZ) announced today that its Board of Directors has voted to appoint Charles (Chuck) G. Raymond as its first Chairman of the Board of Directors. He will continue to also serve in his current roles as President and Chief Executive Officer.

“I am deeply honored by the Horizon Lines Board of Directors’ vote of confidence in electing me Chairman,” said Chuck Raymond. “I look forward to working with my fellow Board members and my 1,889 fellow associates at Horizon Lines to continue the string of successes that we have achieved together during our seven-year existence.”

Chuck Raymond has served as President and Chief Executive Officer and as a director of Horizon Lines, Inc. since July 2004, and of Horizon Lines, LLC since February 2003. Mr. Raymond has held various senior management positions during his 41-year transportation career, including Group Vice President-Operations and Senior Vice President and Chief Transportation Officer of Sea-Land Service, Inc. from 1994 through 1999. He was an Executive Officer of CSX Corporation from 1994 to 2003. From 1999 until 2003, he was President and Chief Executive Officer of Sea-Land Service Domestic Shipping and CSX Lines, LLC.

Mr. Raymond is a member of the American Bureau of Shipping (ABS) and The National Cargo Bureau. He serves on several industry-specific boards including the Transportation Institute, and the Maritime Cabotage Task Force. Additionally, he serves on the Board of Advisors of the U.S. Merchant Marine Academy (USMMA) at Kings Point, the Global Maritime and Transportation School at the USMMA, the McColl Graduate School of Business at Queens University and The Greater Charlotte Chamber of Commerce. From May 2000 to May 2003, he served as Chairman of the Marine Transportation System National Advisory Council (MTSNAC), which was established by the U.S. Secretary of Transportation. In 2005, he was appointed to serve a five-year term on the National Maritime Security Advisory Committee. In July 2006, he was appointed to the Board of Directors of Carolinks.

In 2003, Mr. Raymond was inducted into the International Maritime Hall of Fame and was the recipient of the coveted Admiral of the Ocean Seas (AOTOS) award, presented annually by the United Seaman’s Service. In April 2004, he was selected as the maritime “Good Scout Award” recipient by the Boy Scouts of America. Later that year, he was presented with Kings Point’s “Leadership of Light” and the prestigious Containerization and Intermodal Institute “Connie” Award. In 2005, he was named Carolinas 2005 Ernst & Young “Entrepreneur of the Year” and was also named “Kings Pointer of the Year” by the USMMA Alumni Foundation. He is a graduate of the United States Merchant Marine Academy and the Harvard Business School Advanced Management program.

About Horizon Lines

Horizon Lines, LLC is the nation’s leading Jones Act container shipping and integrated logistics company, operating 16 U.S.-flag vessels on routes linking the continental United States with Alaska, Hawaii, Guam, and Puerto Rico. Horizon Lines also owns Horizon Services Group, an organization with a diversified offering of cargo management and tracking services being marketed to shippers, carriers, and other supply chain participants. Horizon Lines, LLC and Horizon Services Group are wholly-owned subsidiaries of Horizon Lines, Inc., which trades on the New York Stock Exchange under the ticker symbol HRZ.

CONTACT: Michael Avara of Horizon Lines, Inc., +1-704-973-7000, or mavara@horizonlines.com